UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): February 15, 2005

                                -----------------

                                  I-TRAX, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                 001-31584                  23-3057155
   ------------------------   ------------------------ ------------------------
 (State or other jurisdiction (Commission File Number)       (IRS Employer
      of incorporation)                                 Identification No.)

                4 Hillman Drive, Suite 130
                 Chadds Ford, Pennsylvania                    19317
     ---------------------------------------------      -------------------
         (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:           (610) 459-2405


                                One Logan Square
                           130 N. 18th St., Suite 2615
                        Philadelphia, Pennsylvania 19103
              -----------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))



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Item 1.01         Entry into a Material Definitive Agreement.

         On February 15, 2005, I-trax, Inc. entered into an employment agreement with R. Dixon Thayer in connection with his appointment as Chief Executive Officer of I-trax, Inc. For a description of the employment agreement, see Item 5.02, "Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers," below, which is incorporated by reference in this Item.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         Effective February 15, 2005, Frank A. Martin resigned as the Chief Executive Officer of I-trax, Inc. and the Board of Directors of I-trax appointed
R. Dixon Thayer as I-trax's new Chief Executive Officer. Mr. Martin will continue as Chairman of the Board of Directors of I-trax.

         Mr. Thayer has been a director of I-trax since April 2003 and served as the Chairman of I-trax's Audit Committee until he was appointed as Chief Executive Officer. Mr. Thayer is also the founder and senior partner of ab3 Resources, Inc., a strategic consulting and private equity investment company and a member of the Duke Corporate Education Academic Network. Through ab3 Resources, Mr. Thayer advises principals of private equity firms, senior partners of PricewaterhouseCoopers, as well as the senior executives of Bank of America.

         From 2002 until his appointment as I-trax's Chief Executive Officer, Mr. Thayer served as President, Chief Executive Officer and director of GreenLeaf Auto Recyclers, LLC, a company ab3 Resources, Inc. acquired from Ford Motor Company. From 1999 to 2002, Mr. Thayer served as Executive Director and Chief Executive Officer of Global New Business Operations for Ford Motor Company. In this capacity, Mr. Thayer led corporate initiatives to develop, acquire and grow "next generation" aftermarket service businesses to help transform Ford into a global relationship-based consumer products and services company. From 1998 to 1999, Mr. Thayer served as President and Chief Executive Officer of Provant Consulting Companies, where he helped lead the merger and integration of several independent consultancies and training companies into the largest publicly traded company of its type. From 1996 to 1998, Mr. Thayer served as President of Sunbeam International Division and was an original member of the turnaround team that successfully restructured the company. From 1995 to 1996, Mr. Thayer was the Senior Vice President of Research, Development, Engineering & Global Growth for Kimberly Clark Corporation and was a key architect of the merger between Scott Paper and Kimberly Clark. From 1992 to 1995, Mr. Thayer was Vice President AFH Europe, Scott Paper Company where he also served as Chief Operating Officer of the European division.

         Also effective February 15, 2005, I-trax entered into an employment agreement with Mr. Thayer. The agreement is for an initial term of three years and renews automatically for an additional term of two years. Mr. Thayer's initial annual compensation is $300,000 and Mr. Thayer will receive an annual bonus that will be established by I-trax's Compensation Committee. In addition, Mr. Thayer received a grant of options to acquire 400,000 shares of I-trax common stock.

         I-trax may terminate Mr. Thayer's employment with or without cause at any time, and Mr. Thayer may terminate his employment upon 90 days' notice or upon shorter notice for good reason. Good reason includes the failure by I-trax to continue Mr. Thayer in his position, material diminution of his responsibilities, duties or authority, assignment to him of duties inconsistent with his position or requiring him to be permanently based other than at his current location.

         If Mr. Thayer's employment is terminated without cause or for good reason, I-trax will pay Mr. Thayer severance equal to two year's salary, payable over two years, and bonuses accrued through the date of termination.

         Mr. Thayer has agreed not to compete against I-trax for a period of one year or while receiving severance, whichever is longer, following the expiration of the initial term or renewal term, even if the actual employment is terminated prior to such expiration. Mr. Thayer also agreed not to use or disclose any confidential information of I-trax for at least five years after the expiration of the original term or additional term, even if the actual employment is terminated prior to such expiration.


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         The press release dated February 15, 2005 announcing Mr. Thayer's appointment is attached to this current report as Exhibit 99.1 and is incorporated in this current report by reference.

Item 9.01         Financial Statements and Exhibits.

(c)               Exhibits

99.1              Press release, issued February 15, 2005.


                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             I-TRAX, INC.




Date:  February 15, 2005     By:   /s/ Yuri Rozenfeld
                                 -------------------------------
                             Name:   Yuri Rozenfeld
                             Title:  Vice President, General Counsel and
                                     Secretary

                                      -3-

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